Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Nexvet Biopharma public limited company of our report dated September 4, 2014 (except for Notes 1 and 16, as to which the date is December 30, 2014) relating to the financial statements of Nexvet Biopharma public limited company as of June 30, 2014 and for the two year period then ended, which appears in Nexvet Biopharma public limited company’s Registration Statement on Form S-1, as amended (No. 333-201309).

/s/ PricewaterhouseCoopers LLP

Melbourne, Australia

March 25, 2015